SOUNDVIEW HOME LOAN TRUST, SERIES 2006-OPT2

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AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

Dated as of May 31, 2006

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Soundview Home Loan Trust
Asset-Backed Certificates,

Series 2006-OPT2

AMENDMENT NO. 1

AMENDMENT NO. 1 (this “Amendment”) effective as of April 1, 2006 (the “Effective Date”), among FINANCIAL ASSET SECURITIES CORP. as Depositor, OPTION ONE MORTGAGE CORPORATION as Servicer and DEUTSCHE BANK NATIONAL TRUST COMPANY as Trustee.

PRELIMINARY STATEMENT

WHEREAS, the Depositor, the Servicer and the Trustee, are parties to the Pooling and Servicing Agreement, dated as of April 1, 2006 (the “Agreement”);

WHEREAS, Section 11.01 of the Agreement provides that the Agreement may be amended by the Depositor, the Servicer and the Trustee; and

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2. Amendments

The definition of LIBOR in Section 1.01(b) shall be replaced in its entirety with the following:

“LIBOR”: With respect to each Accrual Period, the rate determined by the Trustee on the related Interest Determination Date on the basis of the London interbank offered rate for one-month United States dollar deposits, as such rate appears on the Telerate Page 3750, as of 11:00 a.m. (London time) on such Interest Determination Date. If such rate does not appear on Telerate Page 3750, the rate for such Interest Determination Date will be determined on the basis of the offered rates of the Reference Banks for one-month United States dollar deposits, as of 11:00 a.m. (London time) on such Interest Determination Date. The Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. On such Interest Determination Date, LIBOR for the related Accrual Period will be established by the Trustee as follows:

(i) If on such Interest Determination Date two or more Reference Banks provide such offered quotations, LIBOR for the related Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16 of 1%); and

(ii) If on such Interest Determination Date fewer than two Reference Banks provide such offered quotations, LIBOR for the related Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate.

Notwithstanding the foregoing, LIBOR for the Class A and Mezzanine Certificates for the first Accrual Period will be 4.91% per annum.

3. Except as expressly modified or amended in this Amendment, all of the terms, covenants, provisions, agreements and conditions of the Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

4. The Depositor certifies that all conditions for the execution of this Amendment have been satisfied.

5. This Amendment shall become effective as of the date hereof when, and only when, the Agent shall have received executed counterparts of this Amendment from the parties hereto.

6. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument. This Amendment shall be construed in accordance with the laws of the State of New York (excluding provisions regarding conflicts of laws) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first above written.

FINANCIAL ASSET SECURITIES CORP., as Depositor

By:	/s/ Patrick Leo
Name:	Patrick Leo
Title:	Vice President

OPTION ONE MORTGAGE CORPORATION., as Servicer

By:	/s/ Philip Laren
Name:	Philip Laren
Title:	Senior Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ Hang Luu
Name:	Hang Luu
Title:	Authorized Signer

By:	/s/ Ronaldo Reyes
Name:	Ronaldo Reyes
Title:	Vice President